ASSET PURCHASE AGREEMENT

between

PIANCONE GROUP INTERNATIONAL, INC.

as Piancone

and

NASCENT WINE COMPANY, INC.

as Purchaser

Dated: May 25, 2006

TABLE OF CONTENTS

1. Purchase and Sale of Assets.	1
1.1. Purchased Assets	1
1.2. Excluded Assets	3
1.3. Purchase Price for Assets: Allocations	3
1.4. Inventory	3
1.5. Payment of Aggregate Price	3
1.6. Inspection	3
1.7. Tax Information	3
2. Liabilities of Piancone	4
3. Creditor Matters	4
4. Assembly of Assets	4
5. Customer and Supplier Lists and Records	4
6. Adjustment of Purchase Price	4
7. Approvals, Permits, Licenses and Authorizations	4
8. Brokerage Commissions	4
9. Representations and Warranties	4
9.1. Representations and Warranties of Piancone	4
9.1.1. Power	4
9.1.2. Due Organization; Name and Address;
Good Standing, Authority of Piancone	5
9.1.3. Authorization and Validity of Agreements	5
9.1.4. Agreement Not in Conflict with Other Instruments;
Required Approvals Obtained	5
9.1.5. Disclaimer of Fraudulent Intent	5
9.1.6. Conduct of Business in Compliance with
Regulatory and Contractual Requirements	6
9.1.7. Legal Proceedings	6
9.1.8. Financial Information	6
9.1.9. Tax Matters	6
9.1.10. Title of Assets	7
9.1.11. Inventory	7
9.1.12. Records	7
9.1.13. Adverse Conditions	7
9.1.14. Full Disclosure	7
9.1.15. Suppliers	7
9.1.16. Operation of Business	7
9.2 Representations and Warranties of the Purchaser	8
9.2.1. Power	8
9.2.2. Due Organization; Name and Address;
Good Standing, Authority of Purchaser.	8
9.2.3. Authorization and Validity of Documents	8

i

10. Particular Covenants	8
10.1. Risk of Loss	8
10.2. Full Access	8
10.3. Furnishing of Certain Information	8

11. Closing	9
11.1. Time, Date and Place	9
11.2. Piancone’s Conditions to Close	9
11.3. Purchaser’s Conditions to Close	9
11.4. Actions to Be Taken at the Closing	10
11.5. Contemporaneous Transfer	11

12. Indemnification	11
12.1. Indemnification by Piancone	11
12.2. Indemnification by Purchaser	11

13. Expenses of Transactions	11

14. Miscellaneous	12
14.1. Survival of Representations, Warranties and Agreements	12
14.2. Notices	12
14.3. Entire Agreement	12
14.4. Assignability	12
14.5. Binding Effect; Benefit	12
14.6. Severability	13
14.7. Amendment; Waiver	13
14.8. Section Headings	13
14.9. Counterparts and Facsimile Signatures	13
14.10. Applicable Law; Jurisdiction and Venue; Service of Process	13
14.11. Legal Expenses	13
14.12. Remedies	13
14.13. Further Assurances	14
14.14. Use of Genders	14
14.15. Tax Free Exchange	14

SCHEDULE 1.1.1 – Tangible Assets

SCHEDULE 1.1.2 – Assumed Contracts

SCHEDULE 1.1.5 – Intangible Property Rights

SCHEDULE 1.1.6 – Copyrights, Trade Names and Service Marks

SCHEDULE 1.1.8 – Computer Software Programs

SCHEDULE 1.1.9 – Actions by Piancone Against Third Parties

SCHEDULE 1.2 – Excluded Assets

SCHEDULE 1.3 – Assumed Liabilities

SCHEDULE 1.7 – Tax Matters

SCHEDULE 9.1.7 – Legal Proceedings

EXHIBIT A – Financial Statements of Piancone

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into and effective as of May 25, 2006, by and among Piancone Group International, Inc., a Nevada corporation (“Piancone”), and Nascent Wine Company, Inc., a Nevada corporation (“Purchaser”).

EXPLANATORY STATEMENT

A.         Piancone operates as a distribution company (the “Business”) located at 2355-A Paseo De Las Americas, San Diego, California 92154.

B.          Purchaser desires to purchase and Piancone desires to sell and transfer to Purchaser, substantially all of the assets of Piancone used in connection with the Business on the terms and conditions stated herein.

NOW THEREFORE, for and in consideration of the Explanatory Statement that shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

1.	Purchase and Sale of Assets.

1.1.       Purchased Assets. Except as and to the extent otherwise provided in Section 1.2 below, Purchaser agrees to purchase from Piancone, and Piancone agrees to sell, transfer and assign to Purchaser, all of the assets, wherever located, which are owned by Piancone, or in which Piancone has any rights, title or interest (to the extent of such right, title or interest), and used in connection with the Business (collectively referred to herein as the “Purchased Assets”). The Purchased Assets shall include, but shall not be limited to, all of Piancone’s right, title and interest in the following:

1.1.1.   All of the tangible personal property, machinery, equipment, phones, tools, machines and electric parts, supplies, computers, office furniture and fixtures and vehicles, wherever located, owned by Piancone and used in connection with the Business (collectively, the “Tangible Assets”), substantially all the items of which are identified in Schedule 1.1.1 attached hereto;

  1.1.2.    All of the rights, tangible and intangible, and leasehold interests in personal property, of Piancone existing under any of the contracts, agreements, leases, licenses, instruments or commitments that are listed in Schedule 1.1.2 attached hereto, and under any contracts, agreements, leases, licenses, instruments and commitments which are entered into by Piancone in connection with the Business after the date hereof and prior to the “Closing” (as defined below) with the prior written consent of Purchaser (collectively, the “Personal Property Contracts” or collectively referred to as the “Assumed Contracts”);

1.1.3.   All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in connection with the Business;

1.1.4.   All raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used in the Business (collectively, the “Inventory”);

1.1.5.   All rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Piancone in connection with the Business, which are more fully described in Schedule 1.1.5 (the assets described in Sections 1.1.5 through 1.1.8 are referred to as the “Intangible Property Rights”);

1.1.6.   All copyrights, trade names and service marks of Piancone used in the Business, all of which are set forth in Schedule 1.1.6, and all applications therefor, and all documentation embodying, representing or otherwise describing any of the foregoing with the agreement that the name “Piancone Group International” will be transferred by Piancone to Purchaser at Closing;

1.1.7.   All rights in and to the customer lists, promotion lists, supplier lists, marketing data and other complications of names and data developed in connection with the Business, and which shall be delivered by or on behalf of Piancone to Purchaser at or prior to the Closing;

1.1.8.   All of Piancone’s rights in and to the computer software programs (including software licensed to Piancone) used in connection with the Business or developed or under development by, or on behalf of, Piancone in connection with the Business or developed or under development by, or on behalf of, Piancone in connection with the Business and identified on Schedule 1.1.8, including the source code, object code and documentation for such software, in each case to the extent that Piancone possesses and has a right to possess and transfer the same (provided, however, that copies of all financial data and information, and any software necessary to access or process it, shall be provided or made available to Piancone following the Closing);

1.1.9.   All causes of action, claims, suits, proceedings, judgments or demands, of or held by Piancone against third parties which are listed on Schedule 1.1.9 attached hereto;

1.1.10. All accounts and notes receivable pertaining exclusively to Piancone’s conduct of the Business existing as of the Closing Date;

1.1.11. Copies of all account lists, files, books and records, including personnel records, publications, and other records and data used in connection with the Business except the corporate minute book and shareholder list;

1.1.12. All goodwill associated with the Business and the Purchased Assets, including the Intangible Property Rights;

1.1.13. All leasehold interest in any leased premises;

1.1.14. All cash, deposits, certificates of deposit, money market accounts and all other funds held by or on behalf of Piancone; and

1.1.15. All assets of any kind, nature or description owned by Piancone not otherwise described in this Section 1.1 which are used exclusively in connection with the Business and which are not Excluded Assets (as hereinafter defined).

1.2.       Excluded Assets. Set forth in Schedule 1.2 is a list and description of assets owned by Piancone and used in connection with the Business which shall not be sold, but shall be retained by Piancone (the “Excluded Assets”). Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall not include any of the Excluded Assets.

1.3.        Purchase Price for Assets: Allocations. The purchase price for the Purchased Assets shall consist of the following: (a) the issuance to Piancone of 15,000,000 restricted shares of $.001 par value common stock of Purchaser, free and clear of any encumbrances (the “Shares”) and (b) the assumption of those debts (the “Assumed Liabilities”) as listed on Schedule 1.3 attached hereto (the Shares and the Assumed Liabilities, collectively, the “Purchase Price”). The Purchase Price shall be allocated to the Purchased Assets as determined by Purchaser in Purchaser’s sole discretion.

1.4.       Inventory. All inventory of Piancone is included in the Purchase Price and shall be conveyed to Purchaser at Closing.

   1.5.         Payment of Aggregate Price. On the terms and subject to the conditions of this Agreement, at Closing the Purchaser shall pay the Purchase Price to Piancone by the issuance of the shares of common stock constituting the Purchase Price and shall assume those debts as set forth in Section 1.3 above (the “Assumed Liabilities”).

  1.6.         Inspection. Purchaser or its designee shall have the right to inspect the Purchased Assets at Purchaser’s expense. If written notice of any unsatisfactory condition signed by or on behalf of Purchaser is not received by Piancone on or before May 29, 2006, the Purchased Assets shall be deemed to be satisfactory to Purchaser. If such notice is timely received by Piancone and if Purchaser and Piancone have not agreed in writing to a settlement thereof on or before May 30, 2006 (“Resolution Deadline”), this Agreement shall terminate three calendar days following the Resolution Deadline unless, within three calendar days after the Resolution Deadline, Piancone receives written notice from Purchaser waiving objection to any unsatisfactory condition.

  1.7.         Tax Information. No later than five (5) business days after the date of acceptance of this Agreement, Piancone shall deliver to Purchaser (i) Piancone’s federal and state income tax returns for the fiscal years ending in 2003, 2004 and 2005 in the form filed with the appropriate taxing authorities (the “Tax Returns”); and (ii) proof of full payment when due of all other taxes, levies and assessments applicable to the Business including, without limitation, sales and use taxes, personal property taxes and employee withholdings (the “Tax Documents”) except for those tax matters disclosed in Schedule 1.7.

   2.            Liabilities of Piancone. At Closing, Purchaser shall assume the Assumed Liabilities. Piancone shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of Piancone and the Business incurred prior to Closing which are not listed as Assumed Liabilities on Schedule 1.3 and shall indemnify and hold Purchaser harmless therefrom.

3.           Creditor Matters. The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between Piancone and the Purchaser and will be accomplished at Closing. The transactions contemplated by this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties in an arm’s length manner with due regard for the respective obligations of the parties and value of the assets transferred.

4.          Assembly of Assets. Piancone shall assemble all of the Purchased Assets at the Premises for delivery to Purchaser at Closing.

5.           Customer and Supplier Lists and Records. Prior to or at the Closing Piancone shall furnish the Purchaser with all of Piancone’s Customer and Supplier Lists, which shall include a complete and correct list of all of Piancone’s customers and suppliers and their addresses, telephone numbers and such other and further information as the Purchaser may reasonably request in respect of the Business.

6.          Adjustment of Purchase Price. The Purchase Price set forth in Section 1.3 above will not be adjusted at Closing for any prorations.

   7.            Approvals, Permits, Licenses and Authorizations. Promptly after the execution of this Agreement, Piancone and Purchaser shall use their best efforts to obtain such approvals, consents, permits, licenses and authorizations, if any, of all Governments and Governmental Agencies (as hereinafter defined) as may be required to complete lawfully the transactions contemplated hereby and to enable the Purchaser to acquire the Assets and operate the Business as operated by Piancone and in full compliance with any and all applicable laws, rules and regulations. Piancone agrees to cooperate fully, execute, acknowledge, swear to and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such approvals, consents, permits, licenses and authorizations.

8.           Brokerage Commissions. Each party hereto represents to the other party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions reflected hereby.

9.	Representations and Warranties.

9.1.       Representations and Warranties of Piancone. Piancone represents and warrants to the Purchaser as of the date hereof and as of the Closing on the Closing Date that:

9.1.1. Power. Piancone has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

9.1.2. Due Organization; Name and Address; Good Standing, Authority of Piancone. Piancone is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The only name and business address of Piancone which has been used by Piancone at any time within the past three years ending at the date of the Agreement is “Piancone Group International, Inc” at 2355-A Paseo De Las Americas, San Diego, California 92154. Piancone has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business. Piancone is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. Piancone is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Piancone’s Articles of Incorporation, Bylaws, shareholder agreements or any other corporation documents or agreements, amended to the date of this Agreement (“Piancone’s Corporate Documents”).

9.1.3. Authorization and Validity of Agreements. Piancone has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by Piancone and the performance by Piancone of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged and delivered by Piancone and is the legal, valid and binding obligation of Piancone, enforceable against Piancone in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

9.1.4. Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as “Laws”) of any federal, state or local government (collectively referred to throughout this Agreement as “Governments”) or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as “Governmental Agencies”), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Piancone (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Purchased Assets pursuant to, (i) Piancone’s Corporate Documents, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Piancone is a party or by which Piancone or any of the Purchased Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Piancone or any of the Purchased Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

9.1.5. Disclaimer of Fraudulent Intent. The transactions described in this Agreement have been undertaken by Piancone in good faith, considering its obligations to any person or entity to whom Piancone owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, claims are called “Creditors” under this paragraph), and have undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either have disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and have not and will not conceal this transaction or the proceeds of this transaction from any such Creditors. Piancone further represents and warrants that: (i) it will not retain possession or control of any of the property transferred under this Agreement following the Closing; (ii) Piancone has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (iii) Piancone has not removed or concealed any assets from any Creditors; (iv) Piancone has not incurred any individual or aggregate debt that is significantly greater than the normal and customary debts of Piancone in the ordinary course of business; and (v) Piancone at Closing believes in good faith that Piancone will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

9.1.6. Conduct of Business in Compliance with Regulatory and Contractual Requirements. Piancone has conducted and is conducting its business in compliance with all applicable Laws of the Government and Governmental Agencies. The Purchased Assets and the use, operation and maintenance thereof by Piancone (i) are in compliance with all laws of the Government and Governmental Agencies applicable with respect thereto, and (ii) are in compliance with all restrictions, covenants, agreements, contracts, commitments, understandings and arrangements applicable with respect thereto.

  9.1.7. Legal Proceedings. Except as set forth in Schedule 9.1.7, there is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Government Agency, (i) pending, to which Piancone is a party, or relating to the Business or any of the Purchased Assets, or (ii) challenging Piancone’s right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement or (iii) asserting any right with respect to any of the Purchased Assets, and, in each such case, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

  9.1.8. Financial Information. The audited financial statements dated December 31, 2005 and the unaudited financial statements for the three-month period ended March 31, 2006 attached as Exhibit A are in accordance with the books and records of Piancone, are true, correct and complete and accurately present Piancone’s financial position as of the dates set forth therein and the results of Piancone’s operations for the periods then ended.

  9.1.9. Tax Matters. All information reported on the Tax Returns and in the Tax Documents is true, accurate, and complete. Except as disclosed in Schedule 1.7, (i) Piancone is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency, (ii) Piancone has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by Piancone, (iii) Piancone has paid in full all taxes, interest, penalties, assessments and deficiencies owed by Piancone to all taxing authorities, (iv) all taxes and other assessments and levies which Piancone is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by Piancone for such payment. (v) all claims by the IRS or any state taxing authorities for taxes due and payable by Piancone have been paid for the liabilities for unpaid taxes (whether or not disputed) and (vi) Piancone is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

  9.1.10. Title of Assets. Piancone has, and Purchaser will acquire at Closing, sole and exclusive, good and marketable title to all of the Purchased Assets free and clear of any and all pledges, claims, threats, liens, restrictions, leases, security interests, charges and encumbrances, except as disclosed herein. All of the Tangible Assets are in good, working and operating condition and repair, reasonable wear and tear excepted, fit for their intended purposes, and free from any defects known to Piancone.

  9.1.11. Inventory. All of the Inventory conforms to all applicable Laws of all Governments and Governmental Agencies. All of the Inventory was valued in the financial statements on the basis of generally accepted accounting principles consistently applied. The value of any Inventory not in compliance with this Section is not included in any of the financial statements. All goods, including Inventory, previously sold by Piancone were of merchantable quality, and Piancone has not breached any express or implied warranties in connection with the sale of any and all of such goods.

  9.1.12. Records. All records set forth in Section 1.1 above, including, but not limited to, the customer and supplier lists, that have been delivered by Piancone to the Purchaser or that shall be delivered by Piancone to the Purchaser are true, complete and correct.

9.1.13. Adverse Conditions. Piancone does not have any knowledge of any past, present or future condition, state of facts or circumstances which has affected or which might affect adversely the Business or prevent the Purchaser from carrying on the Business in the manner Piancone historically has conducted the Business.

  9.1.14. Full Disclosure. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Piancone which is not disclosed in this Agreement which does or may materially adversely affect the accuracy of the representations and warranties contained in this Agreement or Piancone’s financial condition, operations, business, earnings, assets, or liabilities.

  9.1.15. Suppliers. Piancone is not aware that any supplier of Piancone intends to cease doing business with the Business or intends to alter adversely the amount of business such customer has done with the Business or intends to materially increase the cost of the goods or services provided to the Business.

  9.1.16. Operation of Business. From the date hereof until the Closing Piancone shall use its best efforts to maintain and preserve the Business at or above the levels at which the Business was previously operated and the relationship of Piancone with its suppliers and customers.

9.2        Representations and Warranties of the Purchaser. The Purchaser represents and warrants to Piancone, as of the date hereof and as of the Closing on the Closing Date that:

9.2.1.   Power. The Purchaser has full right, power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

9.2.2.   Due Organization; Name and Address; Good Standing, Authority of Purchaser. The Purchase is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business. The Purchaser is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Purchaser is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Purchaser’s Articles of Incorporation, Bylaws, shareholder agreements or any other corporation documents or agreements, amended to the date of this Agreement.

9.2.3.   Authorization and Validity of Documents. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser and when executed and delivered, will be legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

10.	Particular Covenants.

10.1.     Risk of Loss. All risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, shall be and remain with Piancone until the Closing and all of the transactions contemplated hereby shall have been consummated.

10.2.     Full Access. Piancone shall afford to Purchaser, its counsel, accountants, lenders and investors (and accounting and legal and other authorized representatives), upon reasonable prior notice by Purchaser of the identity of such representatives, full access during normal business hours to all of its properties, personnel and information, including, without limitation, financial statements and records, leases and agreements and tax returns, to determine that the purchase of the Purchased Assets can be consummated in accordance with applicable statutes and regulations, to verify the accuracy of the representations and warranties made herein and to fully investigate the affairs of the business of Piancone as fully as the Purchase may desire. Piancone shall furnish to the Purchaser and its representatives, such information and data concerning the Purchased Assets and the operation of Business of Piancone as the Purchaser, or any such representative thereof, shall reasonably request.

10.3.     Furnishing of Certain Information. If requested by Purchaser, Piancone (i) shall make, or cause to be made, available to Purchaser true, correct and complete copies of

Piancone’s historical audited and interim financial statements, if any, for any periods prior to the Closing Date and such other information concerning Piancone or the Business as Purchaser may request; and (ii) shall permit Purchaser’s independent public accountants to have access to the books and records of Piancone so that any unaudited historical financial statements and other financial information of Piancone and its subsidiaries, if any, can be reviewed or audited.

11.	Closing.

11.1.     Time, Date and Place. The closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place on or before June 30, 2006 at a time and place mutually agreeable between the parties. The time, place and date of the Closing are referred to throughout this Agreement as the “Closing Date.” Each party shall be responsible for and pay the normal and customary Closing costs applicable to each such party. Further, each party shall be responsible for their respective legal fees and costs relating to the preparation and review of this Agreement and the transactions contemplated by this Agreement.

11.2.     Piancone’s Conditions to Close. Piancone’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Piancone (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Purchaser in this Agreement):

11.2.1. All representations and warranties made by the Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date;

11.2.2. All covenants, promises and agreements made by the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser;

11.2.3. This Agreement and the transactions contemplated hereby have been approved by the shareholders of Piancone; and

11.2.4. Patrick Deparini shall resign, effective at Closing, as the Purchaser’s Chief Executive Officer.

11.3.     Purchaser’s Conditions to Close. The Purchaser’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Piancone in this Agreement):

11.3.1. All representations and warranties made by Piancone in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date;

11.3.2. All covenants, promises and agreements made by Piancone in this Agreement and all other actions required to be performed or complied with by Piancone under this Agreement prior to or at the Closing shall have been fully performed or complied with by Piancone;

11.3.3. Piancone shall have delivered to Purchaser at Closing all instruments, consents, assignments, leases and other documents required by this Agreement including without limitation a bill of sale (“Bill of Sale”) and assignments and such other documents and instruments as Purchaser or its counsel reasonably request to better evidence or effectuate the transactions contemplated herein;

11.3.4. The Purchaser shall have received all things required to be delivered or furnished to the Purchaser by Piancone hereunder prior to or at the Closing;

11.3.5. All necessary permits, licenses and approvals required for Purchaser to operate the Business in the manner historically operated by Piancone and full compliance with all applicable Laws shall have been obtained;

11.3.6. There shall not have occurred any material adverse change in the Business or in the Purchased Assets;

11.3.7. The Purchaser is satisfied, in its sole discretion, with an inspection of the Purchased Assets and the books and records of Piancone; and

11.3.8. If any condition or contingency applicable to Purchaser is not satisfied at or before Closing or if Purchaser shall otherwise exercise any right it may have to terminate this Agreement, then this Agreement shall terminate, each party hereto shall be released and relieved from any further duty, liability or obligation hereunder.

11.4.     Actions to Be Taken at the Closing. At the Closing, the following actions, among others, shall occur:

11.4.1. Piancone shall deliver to the Purchaser the Tangible Assets;

11.4.2. Piancone shall execute and deliver to the Purchaser the Bill of Sale, with warranties of merchantable title to the Assets, assigning, transferring and conveying the Purchased Assets to the Purchaser;

11.4.3. The Purchaser shall pay the Purchase Price as set forth in Section 1.3 above; and

  11.4.4. The Purchaser shall have received a certificate signed by Piancone’s Chief Executive Officer dated as of the Closing Date, certifying respectively, that (i) all representations and warranties of Piancone were true and correct in all material respects when made and all representations and warranties of Piancone remain true and correct in all material respects as of the Closing Date; (ii) all of the respective covenants, agreements, obligations and conditions of Piancone required to have been performed as of or prior to the Closing have been fully performed and complied with in all material respects; and (iii) all of the conditions to

Purchaser’s obligations under this Agreement required to be satisfied by Piancone by the Closing Date have been satisfied and fulfilled.

11.5.     Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously and shall be a contemporaneous exchange for present value between Piancone and the Purchaser.

12.	Indemnification.

  12.1.      Indemnification by Piancone. Piancone shall defend, indemnify and hold harmless the Purchaser, its officers, directors, stockholders, agents and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

12.1.1. Any misrepresentation or breach by Piancone of any representation or warranty contained in this Agreement;

12.1.2. Any nonperformance, failure to comply or breach by Piancone of any covenant, promise or agreement of Piancone contained in this Agreement except for those that Purchaser has specifically agreed to perform on behalf of Piancone as further set forth in this Agreement;

12.1.3. Any debts, obligations, duties and liabilities of Piancone that have not been specifically assumed in this Agreement by the Purchaser; or

12.1.4. Any matter, act, thing or occurrence caused by or resulting from any act or omission of Piancone prior to the Closing except for any act of Piancone that the Purchaser has specifically agreed to perform on behalf of Piancone pursuant to this Agreement.

12.2.      Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Piancone, its officers, directors, stockholders, agents and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

12.2.1. Any misrepresentations, omission, or breach by Purchaser of any representation or warranty contained in this Agreement; or

12.2.2. Any nonperformance, failure to comply or breach by the Purchaser of any covenant, promise or agreement of the Purchaser contained in this Agreement.

13.        Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Purchased Assets shall be paid by the Purchaser.

                14.Miscellaneous.

14.1.     Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby.

14.2.     Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

(i)	If to Piancone, to:

Piancone Group International, Inc.
2355-A Paseo De Las Americas

  San Diego, California 92154

Attn: Sandro Piancone, CEO

(ii)	If to the Purchaser, to:

Nascent Wine Company, Inc.
1052 Las Palmas Entrada

  Henderson, Nevada 89012

  Attn: Patrick Deparini, CEO

With a copy to:

Law Office of Michael J. Tauger
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111

or to such other address of which written notice in accordance with this Section 14.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 14.2 and shall be deemed received when given in such manner.

14.3.     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supercedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

14.4.     Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

14.5.     Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives,

guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

  14.6.      Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

14.7.     Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

14.8.     Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.9.     Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed an original signature for all purposes.

14.10.  Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement was made in the State of Nevada, and shall be governed by, construed, interpreted and enforced in exclusive accordance with the laws of the State of Nevada.

14.11.   Legal Expenses. If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, his, her or its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

14.12.   Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available by law, in equity, by statute or otherwise.

14.13.   Further Assurances. Piancone agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

14.14.   Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

14.15    Tax Free Exchange. For United States federal income tax purposes, the purchase and sale transaction contemplated by this Agreement is intended to qualify as a tax free exchange within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement on the date first above written.

PURCHASER:	PIANCONE:

Nascent Wine Company, Inc.	Piancone Group International, Inc.

By:                                                                                                                                                 By:

Patrick Deparini, CEO	Victor Patrone, President

SCHEDULE 1.1.1

Tangible Assets

SCHEDULE 1.1.2

Assumed Contracts

SCHEDULE 1.1.5

Intangible Property Rights

None

SCHEDULE 1.1.6

Copyrights, Trade Names and Service Marks

None

SCHEDULE 1.1.8

Computer Software Programs

None

SCHEDULE 1.1.9

Actions by Piancone Against Third Parties

None

SCHEDULE 1.2

Excluded Assets

The following assets are excluded from the “Purchased Assets”:

All shares of common stock of Nascent Wine Company, Inc. currently owned by Piancone Group International, Inc. and all shares of common stock of Nascent Wine Company, Inc. that are to be issued and delivered to Piancone Group International, Inc. pursuant to this Agreement.

SCHEDULE 1.3

Assumed Liabilities

SCHEDULE 1.7

Tax Matters

None

SCHEDULE 9.1.7

Legal Proceedings

None

EXHIBIT A

Financial Statements of Piancone